News Release
                                                               November 3, 2004

For Release:      Immediately
Contact:          Investors: Christopher M. Capone, (845) 486-5439
                  News Media: Denise D. VanBuren, (845) 471-8323

CH Energy Group Invests in State-of-the-Art Nebraska Ethanol Production Facility

(Poughkeepsie, NY) CH Energy Group, Inc. (NYSE:CHG) subsidiary Central Hudson Enterprises Corporation (CHEC) has committed to invest $10.7 million in a $78 million ethanol production plant in Lexington, Nebraska. Currently classified as a pilot facility, the Cornhusker Energy Lexington plant will be expanded to produce 40 million gallons per year, and is expected to go into commercial operation in the fourth quarter of 2005. The plant, which also produces marketable animal feed and carbon dioxide as byproducts, has permits for further expansion in the future.

         "We believe this investment offers us the opportunity to participate in a plant with a strong competitive position in a rapidly growing market. Ethanol demand should continue to increase as the fuel displaces MTBE as a gasoline additive, and this plant's proven technology and strategic location - relative to sources of corn, the primary input in the ethanol production process, and transportation links to growing markets - make it an attractive investment," said Steven V. Lant, Chairman of the Board, President and C.E.O. of CH Energy Group.

         "This plant also benefits from significant government incentives to encourage the production of ethanol, which is a renewable fuel that can reduce dependence on imported oil," Lant noted, adding that while ethanol production is a commodity-based business, Cornhusker management expects to utilize hedging techniques to manage the price volatility of both ethanol and the key inputs.

         Because the ethanol molecule contains a significant amount of oxygen, it allows an auto engine to more completely combust fuel, resulting in less harmful emissions. Lant explained that government and public policy are driving ethanol demand because it improves environmental quality (by reducing tailpipe emissions), lessens demand for imported oil, and boosts agricultural communities by providing an additional market for corn.

         "After all our painstaking work to develop Cornhusker as a premier ethanol facility, I'm convinced that we have the ideal combination of location, community support, production technology and market demand to achieve our objectives," said Tydd Rohrbough, founder and C.E.O. of Cornhusker Energy Lexington, LLC. Rohrbough and his Omaha-based team of technical, financial and agricultural experts have worked for more than two years to bring the project to fruition. The City of Lexington, Nebraska has provided infrastructure and financial incentives to the project, which has been permitted by the Nebraska Department of Environmental Quality.

         CHEC's investment in Cornhusker will consist of $2.7 million of equity and $8 million of subordinated debt. The investment is expected to produce both minimal earnings and cash flow in the fourth quarter of 2004.

About CH Energy Group, Inc.
         With more than 440,000 customers, CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries:
         Central Hudson Gas & Electric is a regulated transmission and distribution utility serving approximately 355,000 customers in eight counties of New York state's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation includes energy-related business units that serve approximately 85,000 customers, most of whom are clustered around the Washington, D.C. metro area and in the state of Connecticut.

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